Exhibit 99.1

          HEI, Inc. Announces Second Quarter Fiscal Year 2004 Results


    MINNEAPOLIS, April 12 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) (www.heii.com) today announced unaudited financial results for its second quarter ended February 28, 2004.

    Net sales for the second quarter were $9,995,000, as compared to $8,144,000 for the second quarter of the previous year. The quarter included net sales of $4,697,000, as compared to $2,809,000 for the second quarter of the previous year from HEI's Advanced Medical Operations, or "AMO", which were acquired by HEI on January 24, 2003, from Colorado MEDtech, Inc. Net loss for the second quarter was $2,969,000, or 41 cents per share fully diluted, compared to a net loss of $1,336,000, or 21 cents per share fully diluted, for the same period a year ago.

    The sales for the second quarter as compared to the same period of the previous year showed an insignificant decline for the Microelectronics Operations of HEI of $38,000. Gross margins were negatively impacted by the continued inefficiencies associated with ramping up new hearing and medical programs at our Microelectronics facility in Victoria, Minnesota. For the quarter, margins declined to 4.5% from 9.5% as compared to the previous quarter. Second quarter results were also affected by expenses of $504,000, which related to the investigation by the Special Committee of the Board of Directors into the activities of Anthony J. Fant, HEI's former Chairman, Chief Executive Officer and President, additional costs associated with the efforts to rectify the manufacturing issues at the Victoria facility partially offset by a recovery of $112,000 against Mr. Fant.

    Commenting on the results, Chief Executive Officer and President Mack V. Traynor, III said, "Second quarter operating results continued to be impacted by the challenge of ramping up new programs at the Victoria facility. HEI has put an operations team led by the newly promoted Vice President of Operations and systems in place and I am confident that we will continue to resolve the various production challenges faced at this facility."

    Traynor added, "We were pleased with our ability to raise $3,239,000 in capital in an efficient manner this quarter using a PIPE transaction. Our balance sheet reflects a strong cash position of $2,290,000 including $679,000 restricted cash and full availability of our unused line of credit of $3,000,000 at the end of the quarter. We will continue to pursue our collections efforts against the judgments received from the courts against Mr. Fant."

    The Company will hold a conference call to discuss the Company's operating results on April 13, 2004, at 4:00 p.m. Eastern Time (3:00 Central Time).
This call is being web cast and can be accessed via the HEI's web site at www.heii.com. The call will be recorded and be available after the call at this same location on the web page.


    HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company's unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com.


     Microelectronics Operations       PO Box 5000, 1495 Steiger Lake Lane,
                                       Victoria, MN 55386
     High Density Interconnect         610 South Rockford Drive,
                                       Tempe, AZ 85281
     RF Identification and Smart Card  1546 Lake Drive West,
                                       Chanhassen, MN 55317
     Advanced Medical Operations       4801 North 63rd Street,
                                       Boulder, CO 80301

    FORWARD-LOOKING INFORMATION

    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, including a stronger sales emphasis; growth of specific markets; improved results, profitability, cash flow, margins, and revenues; estimated HEI revenues, cash flow, expenses and profits; resolution of production issues at one or more facilities; and successful collection of judgments against Mr. Fant or others are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, HEI's ability to satisfy financial or other obligations or covenants set forth in its banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Operations, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. HEI undertakes no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.



SOURCE  HEI, Inc.
    -0-                             04/12/2004
    /CONTACT: Mack V. Traynor, CEO, or Douglas J. Nesbit, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /
    (HEII)

CO:  HEI, Inc.
ST:  Minnesota
IN:  CPR CSE MTC HEA STW
SU:  ERN